Exhibit 10.1

Execution Version

THIRD AMENDMENT TO

CREDIT AGREEMENT

DATED AS OF APRIL 8, 2016

AMONG

CHESAPEAKE ENERGY CORPORATION, AS THE BORROWER,

MUFG UNION BANK, N.A.,

AS ADMINISTRATIVE AGENT, A SWINGLINE LENDER AND A LETTER OF CREDIT ISSUER,

AND

THE LENDERS PARTY HERETO

MUFG UNION BANK, N.A. AND WELLS FARGO SECURITIES, LLC

AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement (this “Amendment”) dated as of April 8, 2016, is among Chesapeake Energy Corporation, an Oklahoma corporation (the “Borrower”), each of the undersigned guarantors (the “Guarantors”), each Lender (as defined below) party hereto, and MUFG Union Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

RECITALS

A. The Borrower, the Administrative Agent and the banks and other financial institutions from time to time party thereto (together with their respective successors and assigns in such capacity, each a “Lender”) have entered into that certain Credit Agreement dated as of December 15, 2014 (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”).

B. The Borrower has requested, and the Required Lenders have agreed, to amend certain provisions of the Credit Agreement on the terms and conditions set forth herein.

C. NOW, THEREFORE, to induce the Administrative Agent and the Lenders to enter into this Amendment and in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Definitions. Unless otherwise defined in this Amendment, each capitalized term used in this Amendment has the meaning assigned to such term in the Credit Agreement. Unless otherwise indicated, all section references in this Amendment refer to sections of the Credit Agreement.

Section 2. Amendments to Credit Agreement.

2.01 Amendment to Section 1.1. The following defined terms set forth in Section 1.1 are hereby amended in their entirety to read as follows:

“Borrowing Base Deficiency” occurs if, at any time during a Borrowing Base Trigger Period, the aggregate Total Exposure exceeds the Loan Limit then in effect. The amount of the Borrowing Base Deficiency, as of any date of determination, is the amount by which the Total Exposure on such date exceeds the Loan Limit then in effect.

“Collateral Coverage Ratio” shall mean as of any date of determination, the ratio of (a) the PV-9 of the Borrowing Base Properties that constitute Mortgaged Properties on such date to (b) the Loan Limit then in effect.

“Collateral Requirements” shall mean, during a Borrowing Base Trigger Period, the delivery of Security Documents sufficient to satisfy the collateral requirements set forth in Section 9.10, including without limitation:

2

(a) mortgage liens on Proved Oil and Gas Properties of the Credit Parties encumbering at least 90% of the PV-9 of the Borrowing Base Properties;

(b) a pledge by the Credit Parties of all Stock and Stock Equivalents of all Subsidiaries of the Borrower to the extent such Stock and Stock Equivalents are not Excluded Stock; and

(c) with respect to substantially all other assets of the Credit Parties (including all Hedge Agreements and personal property, including general intangibles) other than Excluded Property, first priority (provided that other Liens which are permitted to exist and attach pursuant to Section 10.2 may attach with the priority as may exist at law or otherwise), perfected Liens and security interests on such assets of the Credit Parties; provided that the Credit Parties shall not be required to take any action to perfect a Lien on any such assets securing Obligations unless such perfection may be accomplished by (A) the filing of a UCC-1 financing statement in the obligor’s jurisdiction of formation or in the case of as-extracted collateral and goods that are or are to become fixtures or collateral in connection with a Mortgage, the filing of a financing statement filed as a fixture filing or as a financing statement covering such property in the county in which such collateral or fixtures are located, (B) delivery of certificates representing any pledged equity consisting of certificated securities, in each case, with appropriate endorsements or transfer powers, (C) granting the Administrative Agent control (within the meaning of the Uniform Commercial Code) over any pledged equity consisting of uncertificated securities or (D) granting the Administrative Agent control (within the meaning of the Uniform Commercial Code) over any Deposit Accounts (within the meaning of the Uniform Commercial Code) (other than Excluded Deposit Accounts) and Securities Accounts (within the meaning of the Uniform Commercial Code) (other than Excluded Securities Accounts) by entering into (i) a control agreement with, and reasonably satisfactory to, the Administrative Agent and the account bank for such Deposit Account or securities intermediary for such Securities Account, as applicable or (ii) maintaining such Deposit Account with the Administrative Agent or any sub-agent designated by the Administrative Agent pursuant to this Agreement.

“Excluded Subsidiary” shall mean (a) any Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries or FSHCOs; (b) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement (not entered into in contemplation of this Agreement) or Requirement of Law from guaranteeing or granting Liens to secure the Obligations (for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations (unless such consent, approval, license or authorization has been received); (c) each Domestic Subsidiary that is a

3

Subsidiary of a Foreign Corporate Subsidiary; (d) any Foreign Corporate Subsidiary or FSHCO; (e) each Unrestricted Subsidiary and (f) any other Domestic Subsidiary with respect to which providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower. As of the Third Amendment Effective Date, there are no Excluded Subsidiaries other than the Unrestricted Subsidiaries set forth on Schedule 8.12.

“Junior Debt” shall mean (a) any borrowed money Indebtedness subordinated in right of payment to the Loans and (b) during a Borrowing Base Period, (i) any borrowed money Indebtedness subordinated in right of payment to the Loans, (ii) any borrowed money Indebtedness secured by a subordinate Lien on all or any part of the Collateral, (iii) any borrowed money Indebtedness that is secured by Liens on the Collateral the priority of which are equal and ratable with the Liens securing the Obligations and subject to an Acceptable Collateral Trust Agreement providing for payment priority of the Obligations ahead of such Indebtedness, and (iv) any unsecured borrowed money Indebtedness.

“Junior Lien Debt” shall mean Indebtedness that satisfies all of the requirements of Section 10.1(s).

“Loan Limit” shall mean (a) at any time during a Borrowing Base Trigger Period (other than as set forth in clause (b)), the lesser of (i) the Total Commitments at such time and (ii) the Borrowing Base at such time (as such Borrowing Base may be reduced pursuant to Section 2.14(e) or (k)) and (b) at any time during (i) an Unsecured Period and (ii) a Borrowing Base Trigger Period, prior to the effectiveness of the Borrowing Base pursuant to Section 2.14(a) or (h), the Total Commitments at such time, in each case as such Loan Limit may be adjusted from time to time pursuant to Section 5.2(b)(iii).

“Security Documents” shall mean, during any Borrowing Base Trigger Period, collectively, (a) the Mortgages, (b) the Security Agreement, (c) the Intercreditor Agreement, (d) each Acceptable Collateral Trust Agreement, (e) any control agreements and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.10 or 9.12 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in, or otherwise relating to, any or all of the Collateral securing the Obligations.

“Swingline Commitment” shall mean the obligation of the Swingline Lenders to make Swingline Loans pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed $200,000,000, provided that no Swingline Lender shall be obligated to make Swingline Loans in an outstanding principal amount in excess of such Swingline Lender’s Swingline Subcommitment.

4

“Swingline Subcommitment” shall mean (a) with respect to MUFG Union Bank, N.A., $100,000,000 and (b) with respect to Wells Fargo Bank, National Association, $100,000,000.

2.02 Further Amendments to Section 1.1. Section 1.1 is hereby amended to add thereto the following definitions:

“Acceptable Collateral Trust Agreement” shall mean, with respect to any Indebtedness incurred pursuant to Section 10.1(s)(B), one or more agreements among the Administrative Agent and the holders of such Indebtedness or their representative, substantially on the terms of the First-Out Collateral Trust Agreement Term Sheet attached as Exhibit B to the Third Amendment.

“Asset Sale Test Value” shall mean, with respect to (a) any Borrowing Base Property, the Specified Collateral Value attributable to such Borrowing Base Property as set forth on Schedule 1.1(c) to the Third Amendment (or, after the March Collateral Value Coverage Test Date, as set forth in an updated but substantially similar schedule attached to the Reserve Report delivered on or before March 15, 2017) and (b) any Hedge Agreement given value in the determination of the Borrowing Base, the Hedge Termination Value attributable to such Hedge Agreement determined as of the Third Amendment Effective Date and set forth on Schedule 1.1(c) to the Third Amendment (or, after the March Collateral Value Coverage Test Date, as set forth in an updated but substantially similar schedule attached to the Reserve Report delivered on or before March 15, 2017); provided, however, that the Asset Sale Test Value of any particular Borrowing Base Property or Hedge Agreement, as applicable, shall never be less than $0.00.

“December Collateral Value Coverage Test Date” shall mean December 31, 2016.

“December Specified Collateral Value” shall mean, with respect to any Proved Reserves attributable to the Borrowing Base Properties as of the December Collateral Value Coverage Test Date, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interests in such Proved Reserves during the remaining expected economic lives of such Proved Reserves, in each case as set forth in Reserve Report delivered on or before December 15, 2016 and calculated using Strip Prices on the December Collateral Value Coverage Test Date and adjusted to reflect (i) Specified Assumptions and (ii) the full effect of Hedge Agreements with any counterparty that is a Lender or an Affiliate of a Lender.

“Excluded Deposit Account” shall mean Deposit Accounts (within the meaning of the Uniform Commercial Code) (a) the balance of which consists exclusively of (i) withheld income taxes and federal, state or local employment taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Borrower or any Restricted

5

Subsidiary, (ii) amounts required to be paid over to an employee benefit plan on behalf of or for the benefit of employees of the Borrower or any Restricted Subsidiary, (iii) amounts set aside for payroll and the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Borrower or any Restricted Subsidiary, (iv) amounts constituting purchase price deposits held in escrow pursuant to a binding and enforceable purchase and sale agreement with a third party containing customary provisions regarding the payment and refunding of such deposits, (v) amounts held in escrow or in trust pending litigation or other settlement claims and (vi) amounts held in trust or as fiduciaries for third parties in respect of such third party’s ratable share of the revenues of Oil and Gas Properties or (b) identified in writing to the Administrative Agent on either the Third Amendment Effective Date or within 15 Business Days of such Deposit Account being opened; provided that the Deposit Accounts described under this clause (b) shall not have a balance, in the aggregate, at any time greater than $10,000,000.

“Excluded Property” shall mean (a) all Excluded Stock; (b) any property to the extent the grant or maintenance of a Lien on such property (i) is prohibited by any Requirement of Law, (ii) could reasonably be expected to result in material adverse tax consequences to the Borrower or any Restricted Subsidiary of the Borrower, (iii) requires a consent not obtained of any Governmental Authority pursuant to applicable law or (iv) is prohibited by, or requires any consent not obtained under, any Contractual Requirements, except to the extent that such Contractual Requirement providing for such prohibition or requiring such consent is ineffective under applicable law (including without limitation, pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC); (c) motor vehicles and other assets subject to certificates of title; (d) Excluded Deposit Accounts and Excluded Securities Accounts; (e) all real property (owned or leased) not constituting Borrowing Base Properties; (f) any foreign collateral or credit support with respect to such foreign collateral; (g) any property or assets owned by a Foreign Subsidiary or an Unrestricted Subsidiary; (h) any intellectual property; (i) margin stock and, to the extent prohibited by the terms of any applicable organizational documents, joint venture agreement, shareholders’ agreement or similar agreement, Stock or Stock Equivalents in any other Person other than wholly owned Subsidiaries that are Restricted Subsidiaries and (j) any property with respect to which, in the reasonable judgment of the Administrative Agent, the cost of obtaining a security interest in, or Lien on, such property in favor of the Secured Parties under the Security Documents, or the perfection of such security interest or Lien, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom.

“Excluded Securities Account” shall mean Securities Accounts (within the meaning of the Uniform Commercial Code) identified in writing to the Administrative Agent on either the Third Amendment Effective Date or within 15 Business Days of such Securities Account being opened; provided that the Securities Accounts so identified shall not have a balance, in the aggregate, at any time greater than $10,000,000.

6

“Excluded Stock” shall mean (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent, the cost of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents, or the perfection of such pledge, shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom; (b) solely in the case of any pledge of Stock or Stock Equivalents of any Foreign Corporate Subsidiary or FSHCO to secure the Obligations, any Stock or Stock Equivalents that is Voting Stock of such Foreign Corporate Subsidiary or FSHCO in excess of 66% of the outstanding Stock and Stock Equivalents of such class and, solely in the case of a pledge of Stock or Stock Equivalents of any Disregarded Entity substantially all of whose assets consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries to secure the Obligations, any Stock or Stock Equivalents of such Disregarded Entity in excess of 66% of the outstanding Stock and Stock Equivalents of such entity (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary); (c) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is not wholly owned by the Borrower and its Restricted Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a wholly owned Restricted Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly owned Restricted Subsidiary) to any Contractual Requirement governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law); (d) the Stock or Stock Equivalents of any Unrestricted Subsidiary, (e) the Stock or Stock Equivalents of any Subsidiary of a Foreign Corporate Subsidiary, (f) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower, (g) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirement of Law and (h)

7

any Stock or Stock Equivalents set forth on Schedule 1.1(d) which have been identified on or prior to the Third Amendment Effective Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent.

“Existing Financial Covenants” shall mean the covenants of the Borrower set forth in Section 10.11(a), (b) and (c).

“FA Fee Cap” shall mean (i) $750,000 plus (ii) if, on the December Collateral Value Coverage Test Date, the Specified Collateral Coverage Ratio is less than 1.1:1.0, additional amounts not subject to the foregoing limitation.

“Industry Investment” shall mean Investments and/or expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including: (1) ownership interests in oil and gas properties or gathering, transportation, processing, or related systems; and (2) Investments and/or expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Interim Covenant Period” shall mean the period commencing on the Third Amendment Effective Date and ending with earlier to occur of (a) September 30, 2017 or (b) the first date on or prior to which the Borrower has delivered (i) a quarterly compliance certificate under Section 9.1(d) demonstrating its compliance with the Existing Financial Covenants for the most recent fiscal quarter for which financial statements have been delivered hereunder, (ii) a notice to the Administrative Agent of its election to exit such Interim Covenant Period, and (iii) a certificate of an Authorized Officer of the Borrower confirming that no Default of Event of Default has occurred or is continuing as of the date of such notice after giving effect to the terms of such notice.

“Interim Financial Covenants” shall mean the covenants of the Borrower set forth in Section 10.11(d).

“March Collateral Value Coverage Test Date” shall mean March 31, 2017.

“March Specified Collateral Value” shall mean, with respect to any Proved Reserves attributable to the Borrowing Base Properties as of the March Collateral Value Coverage Test Date, the net present value, discounted at 9% per annum, of

8

the future net revenues expected to accrue to the Credit Parties’ collective interests in such Proved Reserves during the remaining expected economic lives of such Proved Reserves, in each case as set forth in Reserve Report delivered on or before March 15, 2017 and calculated using Strip Prices on the March Collateral Value Coverage Test Date and adjusted to reflect (i) Specified Assumptions and (ii) the full effect of Hedge Agreements with any counterparty that is a Lender or an Affiliate of a Lender.

“Permitted Investments” shall mean any of the following types of Investments, to the extent owned by the Borrower or any Restricted Subsidiary:

(i) Dollars;

(ii) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government, in each case with maturities of 24 months or less from the date of acquisition;

(iii) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus of not less than $500,000,000 or any foreign commercial bank having capital and surplus of not less than $100,000,000 (or the Dollar equivalent as of the date of determination);

(iv) repurchase obligations for underlying securities of the types described in clauses (ii), (iii) and (vii) entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof and Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(vi) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrower) and in each case maturing within 24 months after the date of creation or acquisition thereof;

(vii) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

9

(viii) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated within the top three ratings category by S&P or Moody’s; and

(ix) investment funds investing 90.00% of their assets in securities of the types described in clauses (i) through (viii) above.

Notwithstanding the foregoing, Permitted Investments shall include amounts denominated in currencies other than Dollars, provided that such amounts are converted into Dollars as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

“Permitted Utilization Amount” shall mean (i) $3,000,000,000 plus (ii) $1.00 for every $0.55 of PV-9 of Borrowing Base Properties in excess of $750,000,000 encumbered by Mortgages executed and delivered by the Credit Parties on or after the Third Amendment Effective Date.

“Security Agreement” shall mean a security agreement entered into by the Credit Parties in favor of the Administrative Agent for the benefit of the Secured Parties in a form reasonably acceptable to the Administrative Agent.

“Specified Assumptions” shall mean, on any date of determination, assumptions and adjustments to estimates of future net revenues made in accordance with the then existing standards of the Society of Petroleum Engineers and, to the extent such assumptions or adjustments relate to (a) basis differentials, such assumptions or adjustments shall be consistent with differentials realized during the six month period preceding such date of determination and differentials projected for the six month period following such date of determination calculated by comparing actual realized or projected prices to NYMEX prices for each month during such period, (b) operating, gathering, processing, transportation or marketing expenses, such assumptions or adjustments shall reflect trade terms set forth in the contracts giving rise to such expenses as such terms exist on such date of determination (or, if no such contracts exist with respect to such expenses, such assumptions or adjustments shall be consistent with expenses incurred during the six month period preceding such date of determination and expenses projected for the six month period following such date of determination), and (c) projected future net revenues attributable to natural gas liquids, such assumptions or adjustments shall be based on the relevant Strip Prices for crude oil and average realized natural gas liquids price differentials during the six month period preceding such date of determination and projected average natural gas liquids price differentials for the six month period following such date of determination.

10

“Specified Collateral Coverage Ratio” shall mean as of any date of determination, the ratio of (i) the applicable Specified Collateral Value to (ii) the Loan Limit.

“Specified Collateral Value” shall mean, as applicable, (i) the value attributable to a Borrowing Base Property as set forth on Schedule 1.1(c) to the Third Amendment, (ii) the December Specified Collateral Value or (iii) the March Specified Collateral Value. The Specified Collateral Value attributable to Proved Non-Producing Reserves and Proved Undeveloped Reserves (in the aggregate) shall not exceed 35% of aggregate Specified Collateral Value.

“Strip Prices” shall mean, as of any date of determination with respect to any month prior to and including December 2026 (a) for crude oil, the closing settlement price for the CL Light, Sweet Crude Oil futures contract for each month and (b) for natural gas, the closing settlement price for the NG Henry Hub Natural Gas futures contract for such month, in each case as published by New York Mercantile Exchange (NYMEX) on such date. For any month after December 2026, Strip Prices for such month will be equal to the relevant published contract price for December 2026, escalated at a rate equal to 1.5% per annum.

“Third Amendment” shall mean the Third Amendment to Credit Agreement, dated as of April 8, 2016, among the Borrower, the Guarantors, the Lenders party thereto and the Administrative Agent.

“Third Amendment Collateral Requirements” shall have the meaning assigned to such term in Section 9.10(a).

“Third Amendment Effective Date” shall mean the “Effective Date” as defined in the Third Amendment.

2.03 Amendment of Section 1.1. Section 1.1 is hereby amended by deleting the words “exchanged Junior Lien Debt for” in the definition of Additional Permitted Junior Lien Debt and replacing them with “prepaid, repurchased, redeemed, exchanged or otherwise defeased”.

2.04 Amendment of Section 1.1. Section 1.1 is hereby amended by deleting the second pricing grid in the definition of “Applicable Margin” and replacing it with the following:

Level	Borrowing Base Utilization Percentage	LIBOR Loans	ABR Loans Margin	Commitment Fee Rate
Pricing Level 1	≥75%	325.0	225.0	50.0
Pricing Level 2	<75%	300.0	200.0	50.0
Pricing Level 3	<50%	275.0	175.0	37.5
Pricing Level 4	<25%	250.0	150.0	37.5

11

2.05 Amendment of Section 2.4. Section 2.4 is hereby amended to insert to following section (d) at the end thereof:

(d) Until the Permitted Utilization Amount equals $4,000,000,000, all Loans in excess of the Permitted Utilization Amount then in effect shall be funded into, and the proceeds thereof maintained in Deposit Accounts or Securities Accounts (i) with a depositary institution or securities intermediary that is the Administrative Agent, a Sub-Agent (as defined in the Third Amendment), or an Affiliate of the Administrative Agent or a Sub-Agent or (ii) subject to an agreement reasonably satisfactory to the Administrative Agent granting the Administrative Agent “control” (within the meaning of the relevant Uniform Commercial Code) over such accounts. No Letter of Credit Issuer shall issue a Letter of Credit if, after giving effect to such issuance, the Total Exposures would exceed the Permitted Utilization Amount at such time.

2.06 Amendment of Section 2.14. Section 2.14 is hereby amended to insert the following sections (k) and (l) at the end thereof:

(k) Reduction of Borrowing Base Upon Asset Dispositions or Termination of Hedge Positions. During a period that is both a Borrowing Base Trigger Period and an Interim Covenant Period, if (i) (1) the Borrower or any Restricted Subsidiary Disposes of Borrowing Base Properties included in the most recently delivered Reserve Report or Disposes of any Stock or Stock Equivalents in any Restricted Subsidiary owning Borrowing Base Properties included in the most recently delivered Reserve Report or (2) the Borrower or any Restricted Subsidiary shall unwind, terminate or create any off-setting positions in respect of any Hedge Agreement given value in the Borrowing Base and (ii) the sum of the Asset Sale Test Value of all such Borrowing Base Properties Disposed of and all such unwound, terminated or off-setting Hedge Agreements, in each case since the later of (x) the most recent Redetermination Date and (y) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(k), is greater than:

(A) during the period from the Third Amendment Effective Date until the first Scheduled Redetermination of the Borrowing Base to occur after the Third Amendment Effective Date, 5% of the then-effective PV-9, then the Borrowing Base will be automatically reduced by an amount equal to (i) the aggregate Asset Sale Test Value of the Disposed of Borrowing Base Properties and/or the the Disposed of Hedge Agreements divided by (ii) the ratio of the PV-9 to the Borrowing Base, in each case as of the Third Amendment Effective Date, or

12

(B) after the first Scheduled Borrowing Base Redetermination to occur after the Third Amendment Effective Date, 5% of the then-effective Borrowing Base, then the Required Lenders shall have the right (upon the affirmative vote of the Required Lenders) to elect to reduce the Borrowing Base in an amount less than or equal to the Borrowing Base value attributed to such Borrowing Base Properties or Hedge Agreements so Disposed and, if the Required Lenders in fact make any such reduction, the Administrative Agent shall promptly notify the Borrower in writing of such reduction and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.

For the avoidance of doubt, no adjustment shall be made to the Borrowing Base in connection with a Disposition of Oil and Gas Properties that are not Borrowing Base Properties.

(l) Semi-Annual Scheduled Redeterminations of the Borrowing Base and PV-9. Beginning with the Scheduled Redetermination of the Borrowing Base and PV-9 scheduled to become effective on June 15, 2017, both the Borrowing Base and PV-9 shall be redetermined semi-annually in accordance with the procedures of this Section 2.14, in addition to and notwithstanding any provision of this Section 2.14 that may otherwise limit the Borrowing Base or PV-9 to redeterminations on an annual basis.

2.07 Amendment of Section 5.2(a). Section 5.2(a) is hereby amended to delete the word “If” at the beginning thereof and inserting “Subject to Section 5.2(b), if” in its place.

2.08 Amendment of Section 5.2(b). Section 5.2(b) is hereby amended to insert a new subsection (iii) which reads as follows:

(iii) If, on the March Collateral Value Coverage Test Date, the Specified Collateral Coverage Ratio is less than 1.25:1.0, then the Loan Limit will be automatically reduced on such date to the largest amount possible which would result in the Specified Collateral Coverage Ratio equaling 1.25:1.0. Notwithstanding any provision of this Agreement to the contrary, if, after such reduction of the Loan Limit, the Total Exposure exceeds the Loan Limit, then the Borrower shall, within 30 days of the March Collateral Value Coverage Test Date, prepay the Loans and/or Swingline Loans in an aggregate principal amount equal to such excess and, if any excess remains after prepaying all of the Loans and Swingline Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Letter of Credit Issuers and the L/C Participants an amount in cash equal to such excess to be held as Cash Collateral as provided in Section 3.8.

2.09 Amendment of Section 9.10(a). Section 9.10(a) is hereby amended to insert the following sentences at the end thereof:

13

Notwithstanding the foregoing, and notwithstanding the next succeeding sentence, the Borrower will execute and deliver, or will cause to be executed and delivered, (i) within 45 days after the Third Amendment Effective Date, Mortgages granting a security interest in Borrowing Base Properties with a PV-9 equal to at least 60% of the PV-9 of Borrowing Base Properties, (ii) within 90 days after the Third Amendment Effective Date, Mortgages granting a security interest in Collateral with a PV-9 equal to at least 80% of the PV-9 of Borrowing Base Properties, and (iii) within 120 days after the Third Amendment Effective Date, the remaining Mortgages necessary to satisfy the Collateral Requirements. Subject to the preceding sentence and to any applicable limitations set forth in the Security Documents, as soon as reasonably practicable using commercially reasonable efforts (including by executing and delivering each Security Document as it may become available in agreed form and substance), but in any event within thirty (30) days (which 30 day period may be extended for one additional 30 day period with the reasonable consent of the Administrative Agent) of the Third Amendment Effective Date, the Borrower will (i) execute and, to the extent necessary to satisfy the Collateral Requirements, cause its Material Subsidiaries (other than Excluded Subsidiaries) to execute the Security Agreement and any other Security Documents necessary to satisfy the Collateral Requirements and (ii) cause its counsel to deliver customary opinions regarding the creation and perfection of the liens and security interests granted pursuant to such Security Documents. The preceding two sentences shall constitute the “Third Amendment Collateral Requirements”. Subject to any applicable limitations set forth in the Guarantee or the Security Documents, during a Borrowing Base Trigger Period, the Borrower will cause (i) any direct or indirect Material Subsidiary (other than an Excluded Subsidiary) formed or otherwise purchased or acquired after the Third Amendment Effective Date, within thirty (30) days from the date of such formation or acquisition (or such longer period as the Administrative Agent may agree in its reasonable discretion) to execute a supplement to the Security Agreement and any other applicable Security Document in order to become a grantor under the Security Agreement and (ii) its counsel to deliver customary opinions regarding the enforceability of such guaranty and the creation and perfection of the liens and security interests granted pursuant to such joinders to such Security Documents.

2.10 Amendment of Section 9.10(c). The last sentence of Section 9.10(c) is hereby amended in its entirety to read as follows:

Notwithstanding the foregoing, the Borrower will not be required to take any action to perfect a Lien on any of its or the Subsidiaries’ personal property unless perfection may be accomplished by (A) the filing of a Uniform Commercial Code financing statement in Borrower’s or a Subsidiary’s respective jurisdiction of formation or in the case of as-extracted collateral and goods that are or are to become fixtures or collateral in connection with a Mortgage, the filing of a financing statement filed as a fixture filing, a UCC-1 affecting as-extracted collateral or as a financing statement covering such property both centrally and in the county in which such collateral or fixtures are located, (B)

14

delivery of certificates representing pledged Stock or Stock Equivalents consisting of certificated securities together with appropriate endorsements or transfer powers, (C) granting the Administrative Agent “control” (within the meaning of the relevant Uniform Commercial Code) over any pledged Stock or Stock Equivalents consisting of uncertificated securities and (D) granting the Administrative Agent “control” (within the meaning of the relevant Uniform Commercial Code) over any Deposit Accounts (other than Excluded Deposit Accounts) and Securities Accounts (other than Excluded Securities Accounts) by entering into control agreements with, and reasonably satisfactory to, the Administrative Agent and the account bank for such Deposit Account or securities intermediary for such Securities Account, as applicable.

2.11 Amendment of Section 9.10. Section 9.10(d) is hereby added which reads as follows:

(d) Within thirty (30) days of the Third Amendment Effective Date, the Borrower shall, and shall cause each other Credit Party to, subject all “Deposit Accounts” and “Securities Accounts” (in each case as defined in the Uniform Commercial Code, but excluding in each case, any Excluded Deposit Accounts and Excluded Securities Accounts) to an agreement reasonably satisfactory to the Administrative Agent granting the Administrative Agent “control” (within the meaning of the relevant Uniform Commercial Code) over such Deposit Accounts and Securities Accounts.

2.12 Amendment of Section 9.13(a). Section 9.13(a) is hereby amended to insert the following sentence at the end hereof:

Notwithstanding the foregoing, the Borrower shall furnish to the Administrative Agent (i) on or before December 15, 2016, a Reserve Report evaluating the Proved Reserves of the Credit Parties as of December 1, 2016 and (ii) on or before March 15, 2017, the May 1st Reserve Report evaluating the Proved Reserves of the Credit Parties as of March 1, 2017.

2.13 Amendment of Article X. Article X is hereby amended in its entirety to read as set forth in Exhibit A attached hereto.

2.14 Amendment to Section 11.3(a). Section 11.3(a) is hereby amended to add the phrase “the Third Amendment Collateral Requirements or” immediately before the phrase “any term, covenant or agreement”.

2.15 Amendment of Section 13.5. Section 13.5(a) and Section 13.5(b) are hereby amended in their entirety to read as follows:

(a) to pay or reimburse the Administrative Agent and each Joint Lead Arranger for all of their reasonable and documented out-of-pocket costs and expenses (with respect to (x) legal expenses, limited to reasonable fees, disbursements and other charges of one primary outside counsel to the

15

Administrative Agent and the Joint Lead Arrangers (which is Simpson Thacher & Bartlett LLP as of the Closing Date), additional specialist counsel as applicable (limited to one firm of specialist counsel to the Administrative Agent and the Joint Lead Arrangers per specialty), and one outside counsel in each appropriate local jurisdiction and (y) the fees and expenses of a financial advisor, limited to reasonable and documented fees, disbursements and other charges of one financial advisor to the Administrative Agent and the Joint Lead Arrangers in an amount not to exceed the FA Fee Cap) incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, (b) to pay or reimburse the Administrative Agent, each Joint Lead Arranger and each Lender for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary outside counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local outside counsel in each material jurisdiction for all Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person with such conflict may retain its own outside counsel) and additional specialist counsel as applicable (limited to one firm of specialist counsel for all such Persons, taken as a whole, per specialty), and one outside counsel in each appropriate local jurisdiction),

2.16 Amendment of Section 13.17(a). The penultimate sentence of Section 13.17(a) is hereby amended in its entirety to read as follows:

The Secured Parties hereby (i) authorize the Administrative Agent to (all without the further consent or joinder of any Secured Party), and the Administrative Agent shall, execute and deliver any instruments, documents, and agreements necessary or desirable to effect, evidence and/or confirm the release of any Guarantor or Collateral pursuant to (and subject to the requirements of) the foregoing provisions of this Section and (ii) agree that (w) the Administrative Agent’s entry into the Intercreditor Agreement and any Acceptable Collateral Trust Agreement is reasonable and consent to such Intercreditor Agreement and any such Acceptable Collateral Trust Agreement and to the Administrative Agent’s execution thereof, (x) the Administrative Agent is authorized, without any further consent of any Secured Party, to enter into or amend any other intercreditor agreement or collateral trust agreement with the agent or other representatives of the holders of Indebtedness that is permitted to be secured by a Lien on the Collateral that is permitted under this Agreement, in each case for the purpose of adding the holders of such Indebtedness (or their representative) as a party thereto and otherwise causing such Indebtedness to be subject thereto (it being understood that any such amendment, amendment and restatement or

16

supplement may make such other changes to the applicable intercreditor agreement or the applicable collateral trust agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing), (y) the Administrative Agent may rely exclusively on a certificate of an Authorized Officer of the Borrower as to whether any such other Liens are permitted and (z) any such intercreditor agreement or collateral trust agreement referred to in clause (x) above and the Intercreditor Agreement and any Acceptable Collateral Trust Agreement, entered into by the Collateral Agent, shall be binding on the Secured Parties.

Section 3. Effectiveness. This Amendment shall become effective on the date on which each of the conditions set forth in this Section 3 is satisfied (the “Effective Date”):

3.01 The Administrative Agent shall have received duly executed counterparts (in such number as may be requested by the Administrative Agent) of this Amendment from (a) the Borrower, (b) each Guarantor, (c) the Administrative Agent, and (d) Lenders constituting at least the Required Lenders.

3.02 The Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer certifying that:

(a)	No Default or Event of Default shall have occurred and be continuing as of the date hereof, before and after giving effect to the terms of this Amendment; and

(b)	All representations and warranties made by any Credit Party in the Credit Agreement or in the other Credit Documents shall be, to the knowledge of the Borrower, true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations and warranties are already qualified by materiality or Material Adverse Effect, in which case they shall have been true and correct in all respects) as of such earlier date).

3.03 The Borrower shall have executed and delivered, or caused to be executed and delivered Mortgages granting a security interest in Borrowing Base Properties not subject to a Mortgage immediately prior to the Effective Date with a PV-9 equal to at least $750,000,000.

3.04 The Borrower shall have paid (including an authorization by the Borrower to debit an account with the Administrative Agent), no later than the Effective Date, (a) to the Administrative Agent for each Lender executing and delivering this Amendment on or before 5:00 pm, Central Time, on April 8, 2016 (each, a “Consenting Lender”), a fee equal to 0.25% of such Lender’s Commitment; and (b) all fees and expenses of the Administrative Agent and other amounts due and payable on or before the Effective Date, to the extent invoiced, including all reasonable out-of-pocket expenses required to be reimbursed or paid by the Borrower under the Credit Agreement.

17

Section 4. Redetermination of Borrowing Base and PV-9; Postponement of Scheduled Redetermination. (a) As of the Effective Date, (i) the Borrowing Base will be equal to $4,000,000,000 and (ii) the PV-9 will be equal to the aggregate Specified Collateral Value on the Third Amendment Effective Date, which Borrowing Base and PV-9 will each remain in effect until the next Scheduled Redetermination Date, the next Interim Redetermination Date, or the next adjustment to the Borrowing Base under the Credit Agreement, whichever comes first. This Section 4 constitutes (i) the New Determination Notice with respect to the redetermined Borrowing Base and PV-9 in accordance with Section 2.14(d), (ii) acknowledgement by the Required Lenders that they have approved each of the redetermined Borrowing Base and PV-9 consistent with each such Lender’s usual and customary oil and gas lending criteria as they currently exist as provided in Section 2.14(c)(iii), and (iii) the redetermination of the Borrowing Base and the PV-9 required as of the First Scheduled Redetermination Date with respect to the Special Borrowing Base Trigger Period.

(b)	Pursuant to clause (ix) of the proviso to Section 13.1, the Required Lenders hereby agree that the Scheduled Redetermination of PV-9 to become effective on October 30, 2016 shall be postponed to June 15, 2017.

(c)	Each of the Consenting Lenders agrees that it will not direct the Administrative Agent to cause an Interim Redetermination of the Borrowing Base or PV-9 prior to June 15, 2017. Each of the Consenting Lenders agrees that it will not assign all or a portion of its Loans (including participations in L/C Obligations or Swingline Loans) or Commitments under the Credit Agreement to any Lender that is not a Consenting Lender or any Affiliate or an Approved Fund with respect to any such Lender without the consent of the Borrower so long as no Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided that no such consent of the Borrower will be required if such Lender that is not a Consenting Lender agrees in writing to be bound by this Section 4(c). Any assignment of any Consenting Lender’s rights and obligations under the Credit Agreement that does not comply with the foregoing shall be deemed void ab initio. The restrictions in this Amendment are in addition to any assignment restrictions and conditions in the Credit Agreement, and in the event of a conflict the assignment restrictions contained in this Amendment shall control; provided, however, that nothing herein shall restrict, waive, or suspend any consent right the Company may have with respect to any assignment.

Section 5. Grant of Security Interest in Accounts; Designation of Sub-Agents.

5.01 As collateral security for the payment or performance, as the case may be, in full of the Obligations, each Credit Party hereby assigns and transfers to the Administrative Agent and the Sub-Agents, their respective successors and assigns, for the ratable benefit of the Secured Parties, and hereby grants to the Agent and the Sub-Agents, their respective successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title and interest in or to any and all cash and cash equivalents (including Permitted

18

Investments), any and all Deposit Accounts (as defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York, as the same may be amended, modified or supplemented), any and all Securities Accounts and Securities Entitlements (in each case, as defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York, as the same may be amended, modified or supplemented), any general intangibles (as defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York, as the same may be amended, modified or supplemented) related to such cash, cash equivalents (including Permitted Investments), Deposit Accounts, Securities Accounts and Securities Entitlements, and any and all Proceeds (as defined in Article 9 of the Uniform Commercial Code as in effect in the State of New York, as the same may be amended, modified or supplemented) of any and all of the foregoing, in each case, now owned or at any time hereafter acquired by such Credit Party or in which such Credit Party now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”).

5.02 Notwithstanding anything in Section 5.01 of this Amendment to the contrary, on and after the effectiveness of the Security Agreement, the pledge of the Security Interest pursuant to the foregoing Section 5.01 hereof shall be superseded, replaced, amended and restated and continued in full force and effect (and without interruption) in all respects by the security interest pledged or otherwise granted pursuant to the Security Agreement.

5.03 On the Third Amendment Effective Date, for the period from the Third Amendment Effective Date until the effectiveness of the Security Agreement (the “Sub-Agency Period”), the Administrative Agent hereby appoints, pursuant to Section 12.2, each of Wells Fargo Bank, National Association and JPMorgan Chase Bank, N.A. as a sub-agent for the limited purpose of perfecting and enforcing the Security Interest granted pursuant to Section 5.01 hereof (in such capacity, each a “Sub-Agent”). During the Sub-Agency Period, all of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of Section 12.3 and of Section 12.8 shall apply to any such Sub-Agent and to the Affiliates of any such Sub-Agent, and shall apply to their respective activities as Sub-Agent as if such Sub-Agent and Affiliates were named therein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, during the Sub-Agency Period, (i) such Sub-Agent shall be a third party beneficiary under the Credit Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such Sub-Agent, and (iii) such Sub-Agent, in such capacity, shall only have obligations to the Administrative Agent and not to any Credit Party, Lender or any other Person, and none of any Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such Sub-Agent.

Section 6. Miscellaneous.

19

6.01 (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in each other Credit Document to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended or otherwise modified by this Amendment; (b) this Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart; and (c) delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic mail shall be effective as delivery of a manually executed counterpart of this Amendment.

6.02 Neither the execution by the Administrative Agent or the Lenders of this Amendment, nor any other act or omission by the Administrative Agent or the Lenders or their Affiliates in connection herewith, shall be deemed a waiver by the Administrative Agent or the Lenders of any defaults which may exist or which may occur in the future under the Credit Agreement and/or the other Credit Documents (collectively “Violations”). Similarly, except as expressly amended hereby, nothing contained in this Amendment shall directly or indirectly in any way whatsoever either: (a) impair, prejudice or otherwise adversely affect the Administrative Agent’s or the Lenders’ right at any time to exercise any right, privilege or remedy in connection with the Credit Documents with respect to any Violations; (b) amend or alter any provision of the Credit Agreement, the other Credit Documents, or any other contract or instrument; or (c) constitute any course of dealing or other basis for altering any obligation of any Credit Party or any right, privilege or remedy of the Administrative Agent or the Lenders under the Credit Agreement, the other Credit Documents, or any other contract or instrument. Nothing in this letter shall be construed to be a consent by the Administrative Agent or the Lenders to any Violations.

6.03 Each Credit Party hereby (a) acknowledges the terms of this Amendment; (b) ratifies and affirms its obligations under, and acknowledges, renews and extends its continued liability under, each Credit Document to which it is a party and agrees that each Credit Document to which it is a party remains in full force and effect, except as expressly amended or modified hereby; and (c) represents and warrants to the Lenders that as of the Effective Date, before and after giving effect to the terms of this Amendment: (i) all of the representations and warranties contained in each Credit Document to which it is a party are true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality or Material Adverse Effect, in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date, and (ii) no Default or Event of Default has occurred and is continuing.

6.04 This Amendment is a Credit Document as defined and described in the Credit Agreement and all of the terms and provisions of the Credit Agreement relating to Credit Documents shall apply hereto.

20

6.05 Each Credit Party acknowledges and agrees that (a) as of the date of this Amendment, the Borrower or such Guarantor has no claim, right or cause of action of any kind against the Administrative Agent, any Joint Lead Arranger, any Agent Bank, the Letter of Credit Issuers, any Lender, any Swingline Lender, any of their respective present or former Affiliates, any related parties of any of the foregoing Persons, or any of their respective successors and assigns (each a “Released Party”, and collectively, the “Released Parties”), in connection with this Amendment, the Indebtedness, the Credit Agreement, the other Credit Documents or the transactions contemplated hereby or thereby and (b) each Released Party has heretofore properly performed and satisfied in a timely manner all of its obligations under the Credit Documents. In consideration of the Administrative Agent’s and the undersigned Lenders’ (which constitute the Required Lenders) willingness to enter into this Amendment, each Credit Party hereby releases and forever discharges the Released Parties, from any and all claims, counterclaims, demands, damages, debts, suits, liabilities, actions and causes of action of any nature whatsoever, including, without limitation, all claims, demands and causes of action for contribution and indemnity, whether arising at law or in equity, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted (all of the above, collectively, “Claims”), in each case, that existed, arose or occurred at any time on or before the date of this Amendment, which such Credit Party may have or claim to have against any of the Released Parties in any way related to or connected with the Credit Agreement, the other Credit Documents, this Amendment or the transactions contemplated hereby and thereby.

6.06 THE CREDIT DOCUMENTS, INCLUDING THIS AMENDMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

6.07 THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signature Pages Follow]

21

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers thereunto duly authorized as of the date first above written.

BORROWER:	CHESAPEAKE ENERGY CORPORATION

	By:	/s/ Caleb G. Morgret
	Name:	Caleb G. Morgret
	Title:	Vice President and Treasurer

GUARANTORS:	CHESAPEAKE LOUISIANA, L.P.

By: CHESAPEAKE OPERATING, L.L.C., its general partner

	By:	/s/ Caleb G. Morgret
	Name:	Caleb G. Morgret
	Title:	Vice President and Treasurer

GUARANTORS:	CHESAPEAKE EXPLORATION, L.L.C.
CHESAPEAKE APPALACHIA, L.L.C.
CHESAPEAKE E&P HOLDING CORPORATION
CHESAPEAKE ENERGY LOUISIANA CORPORATION
CHESAPEAKE NG VENTURES CORPORATION
CHK ENERGY HOLDINGS, INC.
SPARKS DRIVE SWD, INC.
WINTER MOON ENERGY CORPORATION
CHESAPEAKE AEZ EXPLORATION, L.L.C.
CHESAPEAKE-CLEMENTS ACQUISITION, L.L.C.
CHESAPEAKE ENERGY MARKETING, L.L.C.
CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C.
CHESAPEAKE OPERATING, L.L.C. CHESAPEAKE PLAZA, L.L.C.

CHESAPEAKE ROYALTY, L.L.C.

CHESAPEAKE VRT, L.L.C.

CHK-MAC, L.L.C.

COMPASS MANUFACTURING, L.L.C.

EMLP, L.L.C., on behalf of itself and as general partner in EMPRESS LOUISIANA PROPERTIES, L.P.

EMPRESS, L.L.C.

GSF, L.L.C.

MC LOUISIANA MINERALS, L.L.C.

MC MINERAL COMPANY, L.L.C.

MIDCON COMPRESSION, L.L.C.

NOMAC SERVICES, L.L.C.

NORTHERN MICHIGAN EXPLORATION COMPANY, L.L.C.

CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.

CHK UTICA, L.L.C.

	By:	/s/ Caleb G. Morgret
	Name:	Caleb G. Morgret
	Title:	Vice President and Treasurer

MUFG UNION BANK, N.A., as
Administrative Agent and Lender

By:	/s/ Haylee Edwards
Name:	Haylee Edwards
Title:	Vice President

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Lender

By:	/s/ Carl Stutzman
Name:	Carl Stutzman
Title:	Managing Director, Group Head

WELLS FARGO BANK NATIONAL ASSOCIATION, as Letter of Credit Issuer, Swingline Lender and Lender

By:	/s/ Michael A. Tribolet
Name:	Michael A. Tribolet
Title:	Managing Director

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as
Letter of Credit Issuer and Lender

By:	/s/ Sharada Manne
Name:	Sharada Manne
Title:	Managing Director

By:	/s/ Michael Willis
Name:	Michael Willis
Title:	Managing Director

BANK OF AMERICA, N.A., as Letter of Credit Issuer and Lender

By:	/s/ Bryan Heller
Name:	Bryan Heller
Title:	Director

JPMORGAN CHASE BANK, N.A., as Letter of Credit Issuer and Lender

By:	/s/ Muhammad Hasan
Name:	Muhammad Hasan
Title:	Vice President

CITIBANK, N.A., as Lender

By:	/s/ Eamon Baqui
Name:	Eamon Baqui
Title:	Vice President

DEUTSCHE BANK AG NEW YORK BRANCH, as Lender

By:	/s/ Benjamin Souh
Name:	Benjamin Souh
Title:	Vice President

By:	/s/ Peter Cucchiara
Name:	Peter Cucchiara
Title:	Vice President

DNB CAPITAL LLC, as Lender

By:	/s/ Asulv Tveit
Name:	Asulv Tveit
Title:	First Vice President

By:	/s/ Jamie Grubb
Name:	Jamie Grubb
Title:	Vice President

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Jerry Li
Name:	Jerry Li
Title:	Authorized Signatory

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Kevin Newman
Name:	Kevin Newman
Title:	Authorized Signatory

BARCLAYS BANK PLC, as Lender

By:	/s/ Vanessa Kurbatskiy
Name:	Vanessa Kurbatskiy
Title:	Vice President

EXPORT DEVELOPMENT CANADA, as Lender

By:	/s/ Trevor Mulligan
Name:	Trevor Mulligan
Title:	Asset Manager

By:	/s/ Marc Blondin
Name:	Marc Blondin
Title:	Loan Portfolio Manager

NATIXIS, NEW YORK BRANCH, as Lender

By:	/s/ Stuart Murray
Name:	Stuart Murray
Title:	Managing Director

By:	/s/ Mary Lou Allen
Name:	Mary Lou Allen
Title:	Director

MIZUHO BANK, LTD., as Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

BNP Paribas, as Lender

By:	/s/ Ann Rhoads
Name:	Ann Rhoads
Title:	Managing Director

By:	/s/ Sriram Chandrasekaran
Name:	Sriram Chandrasekaran
Title:	Director

COMPASS BANK, as Lender

By:	/s/ William H. Douning
Name:	William H. Douning
Title:	Sr. Vice President

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Alan Dawson
Name:	Alan Dawson
Title:	Director

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Christoper D. Zumberge
Name:	Christoper D. Zumberge
Title:	Senior Vice President

EXHIBIT A

Amended Article X to the Credit Agreement

[Attached.]

Execution Version

ARTICLE X

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees with the Lenders from and after the Closing Date until Facility Termination, as follows:

10.1 Limitation on Indebtedness. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a) Indebtedness arising under the Credit Documents;

(b) Intercompany loans and advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or its Restricted Subsidiaries so long as, during a Guarantor Release Period and reasonably promptly after request by the Administrative Agent, such Indebtedness is subject to subordination terms acceptable to the Administrative Agent, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences;

(c) Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(d) subject to compliance with Section 10.5, Guarantee Obligations of (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 10.1(d) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt (or Indebtedness under clause (g) below) shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(e) Guarantee Obligations incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees;

(f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of, or assumed in connection with, the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Closing Date and (B) Capital Leases entered into pursuant to subclause (i) above (provided that, in the case of each of the foregoing subclauses (i) and (ii), (1) if such Capital Lease is incurred during an Interim Covenant Period, the aggregate amount of all such Capital Leases does not exceed $100,000,000 and (2) if such Capital Lease is incurred during any period other than during an Interim Covenant Period, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(g) Indebtedness outstanding on the Closing Date listed on Schedule 10.1 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(h) during any period other than during an Interim Covenant Period, (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Closing Date as the result of a transaction permitted under this Agreement; provided that:

(A) such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(B) such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries), and

(C) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants; and

(ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(i) [Reserved];

(j) during any period other than an Interim Covenant Period, Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;

(k) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(l) obligations in respect of Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(m) Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(n) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with any acquisition or Disposition permitted hereunder;

(o) Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(p) Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(q) during any period other than during an Interim Covenant Period, Indebtedness to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 10.6;

(r) Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(s) Indebtedness secured by Liens on the Collateral (A) the priority of which are subordinated to the Lien securing the Obligations under the Security Documents or (B) which are separate from, but the priority of which are equal and ratable with, the Liens securing the Obligations and subject to an Acceptable Collateral Trust Agreement providing for payment priority of the Obligations ahead of such Indebtedness, provided in each case that:

(i) at the time of, and after giving pro forma effect to, the incurrence of such Indebtedness, no Event of Default, or Borrowing Base Deficiency shall exist and be continuing and the Collateral Requirements shall be satisfied,

(ii) (A) to the extent the terms and documentation for such indebtedness are not substantially consistent with the corresponding Loan Documents (excluding terms as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums), either (1) such terms and documentation shall be reasonably satisfactory to the Administrative Agent or (2) such terms and documentation shall either (X) not be materially more restrictive, taken as a whole, to the Borrower and its Restricted Subsidiaries, than the Loan Documents (or the Lenders receive the benefit of the more restrictive terms which, for avoidance of doubt, may be provided to them without their consent), in each case, as certified by a Responsible Officer of the Borrower in good faith or (Y) apply after the applicable Maturity Date and (B) the Administrative Agent shall have received an opinion of special counsel to the Borrower covering such matters as the Administrative Agent shall reasonably request,

(iii) the holders of such Indebtedness or their representative will have (A) entered into a joinder to the Intercreditor Agreement subordinating their Lien to that securing the Obligations or (B) entered into the Intercreditor Agreement or joinder thereto and/or an Acceptable Collateral Trust Agreement, as applicable,

(iv) such Indebtedness will not have scheduled amortization and will not mature by its terms prior to 91 days after the Maturity Date in effect at the time such Indebtedness is incurred, and

(v) the principal amount of such Indebtedness together with interest and fees accrued thereon, shall not exceed the Junior Lien Basket; provided further, that (A) the principal amount of Indebtedness secured by Liens on the Collateral the priority of which are equal and ratable with the Liens securing the Obligations shall not exceed $2,500,000,000 and (B) if any portion of such Indebtedness is issued after December 31, 2016 during the Special Borrowing Base Trigger Period, the Total Commitment shall be reduced by an amount equal to 25% of the principal amount of such Indebtedness issued after such Scheduled Redetermination and secured by such subordinated Liens;

(t) Indebtedness under Hedge Agreements permitted by Section 10.10;

(u) during any period other than during an Interim Covenant Period, Indebtedness of any Restricted Subsidiary that is not a party to a Guarantee at the time such Indebtedness is incurred; provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (u) shall not at the time of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, exceed 15% of Adjusted Consolidated Net Tangible Assets of the Borrower (measured as of the date such Indebtedness is incurred based upon the financial statements most recently available prior to such date);

(v) Indebtedness secured by Liens on (A) real property that is not Oil and Gas Property and that is not material to the operation of any Mortgaged Property and (B) fixtures and personal property related to the real property in the foregoing clause (A) and that is also not material to the operation of any Mortgaged Property;

(w) (i) other Indebtedness incurred during an Unsecured Period, provided that immediately after giving effect to the incurrence of any such Indebtedness, (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants, and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(x) (i) during a Borrowing Base Trigger Period, (A) Indebtedness in respect of Permitted Additional Debt and (B) other than during an Interim Covenant Period, other Indebtedness in an outstanding principal amount not to exceed $750,000,000 (in the aggregate with all Indebtedness outstanding under this subclause (B)); provided that, in each case, immediately after giving effect to the incurrence of any such Indebtedness, (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants or, during an Interim Covenant Period, the Interim Financial Covenants, and (ii) any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(y) during an Interim Covenant Period, Indebtedness in an aggregate principal amount not to exceed $75,000,000.

(z) all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (y) above.

10.2 Limitation on Liens. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a) Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8);

(b) Permitted Liens;

(c) Liens (including liens arising under Capital Leases to secure Capital Lease Obligations) securing Indebtedness permitted pursuant to Section 10.1(f); provided that such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d) Liens existing on the Closing Date; provided that any Lien existing on the Closing Date securing Indebtedness in excess of (i) $5,000,000 individually or (ii) $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 10.2) shall only be permitted to the extent such Lien is listed on Schedule 10.2;

(e) (i) the modification, replacement, extension or renewal of any Lien permitted by clauses (a), (b), (c), (d), (f), (i), and (s) of this Section 10.2 upon or in the same assets theretofore subject to such Lien or upon or in after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) in the case of Liens permitted by clause (f), subject to a Lien securing Indebtedness permitted under Section 10.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof or (ii) during a Borrowing Base Trigger Period, Liens securing Indebtedness incurred in replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of secured Indebtedness, to the extent the replacement, extension or renewal of the Indebtedness secured thereby is permitted by Section 10.1;

(f) during a Borrowing Base Trigger Period (other than during an Interim Covenant Period), (i), Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to a transaction permitted by this Agreement the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(h); provided that such Liens attach at all times only to the same assets that such Liens (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 10.1(h), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) attached to, and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 10.1) that such Liens secured, immediately prior to such transaction;

(g) Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(h) Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(i) (i) Liens on cash advances in favor of the seller of any property to be acquired in an transaction permitted by this Agreement to be applied against the purchase price for such property, and (ii) Liens consisting of an agreement to Dispose of any property in a transaction permitted by this Agreement;

(j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(k) Liens deemed to exist in connection with Investments in repurchase agreements permitted hereunder;

(l) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business;

(m) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(n) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(o) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(p) Liens in respect of any Qualifying VPP;

(q) the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(r) agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(s) Liens on Stock in a joint venture that does not constitute a Restricted Subsidiary securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(t) Liens securing any Indebtedness permitted by Section 10.1(v) and, during a Borrowing Base Trigger Period, Section 10.1(s);

(u) Liens arising pursuant to Section 107(l) of CERCLA, or other Environmental Law, unless such Lien (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Restricted Subsidiary that is reasonably likely to exceed $30,000,000;

(v) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.9; and

(w) additional Liens so long as the aggregate principal amount of the obligations secured thereby at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed (A) other than during an Interim Covenant Period, (i) during an Investment Grade Period, 15% of Adjusted Consolidated Net Tangible Assets, and (ii) other than during an Investment Grade Period, 3.50% of Adjusted Consolidated Net Tangible Assets (measured, in each case, as of the date such Lien or the obligations secured is incurred based upon the financial statements most recently available prior to such date) or (B) during an Interim Covenant Period, $75,000,000; provided that for purposes of determining the amount secured by Liens under this Section 10.2(w), such amount shall be the lesser of the outstanding amount of the secured obligations or the Fair Market Value of the property subject to such Lien.

10.3 Limitation on Fundamental Changes. Except as permitted by Sections 10.4 or 10.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its assets, except that:

(a) the Borrower may merge, consolidate or amalgamate with any Person (including any Subsidiary), provided that (i) the Borrower shall be the surviving, continuing or resulting entity or, if the foregoing is not the case, the surviving, continuing, or resulting entity shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Borrowing Base Deficiency (during a Borrowing Base Trigger Period), Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance, on a Pro Forma Basis with the Financial Performance Covenants, (B) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation (or unless the Successor Borrower is the Borrower) shall have confirmed in a writing in form and substance acceptable to the Administrative Agent that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement (and, during a Borrowing Base Trigger Period, shall have confirmed that its obligations under the Security Documents shall apply to the Successor Borrower’s obligations under this Agreement), (C) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document and (E) such merger, amalgamation, or consolidation shall not occur during an Interim Covenant Period; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement;

(b) any Guarantor may merge, amalgamate or consolidate with (i) any Credit Party (provided that if the Borrower is involved in the case of any such merger, amalgamation or consolidation, the provisions of clause (a) above shall govern) or (ii) any other Person (including any other Subsidiary of the Borrower); provided that (A) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (1) a Restricted Subsidiary shall be the continuing or surviving Person or (2) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (B) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee and any applicable Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (C) no Borrowing Base Deficiency (during a Borrowing Base Trigger Period), Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation, and (D) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (x) such merger, amalgamation or consolidation shall not occur during an Interim Covenant Period and (y) the Borrower shall be in compliance, on a Pro Forma Basis with the Financial Performance Covenants;

(c) any Restricted Subsidiary that is not a Guarantor may merge, amalgamate or consolidate with, or Dispose of all or substantially all of its assets to, the Borrower or any other Restricted Subsidiary (provided that if the Borrower is involved in the case of any such merger, amalgamation or consolidation, the provisions of clause (a) above shall govern);

(d) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 10.4 or 10.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(e) to the extent that no Borrowing Base Deficiency (during a Borrowing Base Trigger Period), Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 10.4.

10.4 Limitation on Sale of Assets.

(a) During a period that is both a Borrowing Base Trigger Period and an Interim Covenant Period, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) make any Disposition of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(i) the Borrower and the Restricted Subsidiaries may Dispose of (A) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use), (B) Permitted Investments, and (C) assets for the purposes of community and public outreach, including, without limitation, charitable contributions and similar gifts, funding of or participation in trade, business and technical associations, and political contributions made in accordance with applicable Requirements of Law, to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(ii) the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties; provided that such Disposition is for Fair Market Value; provided, further, that if such Disposition of Oil and Gas Properties or of any Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties involves Borrowing Base Properties included in the most recently delivered Reserve Report, then no later than two Business Days’ prior to the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(k); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(iii) the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party, either (A) the transferee thereof shall be a Credit Party or (B) such transaction shall be permitted under Section 10.5;

(iv) the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;

(v) the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(vi) Dispositions constituting like-kind exchanges (including reverse like-kind exchanges) of Borrowing Base Properties to the extent that (A) (x) such property is exchanged for credit against the purchase price of similar replacement property or (y) the proceeds of such Disposition are applied to the purchase price of similar replacement property, in each case under Section 1031 of the Code or otherwise, and (B) after giving effect to such Disposition, the difference between (1) the Borrowing Base in effect immediately prior to such Disposition minus (2) the PV-9 (calculated at the time of such Disposition) of the Borrowing Base Properties Disposed of since the later of (x) the last Scheduled Redetermination Date and (y) the last adjustment of the Borrowing Base made pursuant to Section 2.14(k) exceeds the Loan Limit in effect immediately prior to such Disposition;

(vii) Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;

(viii) Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 10.5;

(ix) transfers of property subject to a (A) Casualty Event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such Casualty Event or condemnation proceeding or (B) in connection with any Casualty Event or any condemnation proceeding with respect to property that does not constitute Collateral;

(x) Dispositions of accounts receivable (A) in connection with the collection or compromise thereof or (B) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(xi) the unwinding, terminating and/or offsetting of any Hedge Agreement (subject to the terms of Section 2.14(k)); provided that no later than two Business Days’ prior to the date of consummation of any unwinding, terminating and/or offsetting of any Hedge Agreement, the Borrower shall provide notice to the Administrative Agent of such unwinding, terminating and/or offsetting of any Hedge Agreement and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(k); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such unwinding, terminating and/or offsetting of any Hedge Agreement, after the consummation of such unwinding, terminating and/or offsetting of any Hedge Agreement, the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(xii) Dispositions of Oil and Gas Properties and other assets not included in the Borrowing Base; and

(xiii) Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (i) through (xii) above.

(b) During a period that is a Borrowing Base Trigger Period and that is not an Interim Covenant Period, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Disposition of Borrowing Base Properties, unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom (after giving effect to any Mortgage executed and delivered to the Administrative Agent substantially concurrently with such Disposition), (ii) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis and (iii) immediately after giving effect to such Disposition (and to any Mortgage executed and delivered to the Administrative Agent substantially concurrently with such Disposition), no PV-9 Deficiency shall exist.

10.5 Limitation on Investments.

(a) During any period other than an Interim Covenant Period, the Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or hold Investments in Unrestricted Subsidiaries (in each case valued at Fair Market Value (determined by the Borrower acting in good faith)) unless (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) the Borrower shall be in compliance with the Financial Performance Covenants on a Pro Forma Basis and (iii) during a Borrowing Base Trigger Period, immediately after giving effect to such Investment, no PV-9 Deficiency shall exist.

(b) During an Interim Covenant Period, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Investment except:

(i) extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(ii) Investments in assets that constituted Permitted Investments at the time such Investments were made;

(iii) (A) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Third Amendment Effective Date in an aggregate amount not to exceed $25,000,000 except as set forth on Schedule 10.5 to the Third Amendment, (B) Investments existing on the Third Amendment Effective Date of the Borrower or any Subsidiary in any other Subsidiary and (C) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (iv) is not increased at any time above the amount of such Investment on the Third Amendment Effective Date;

(iv) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(v) Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower (or any direct or indirect parent thereof);

(vi) Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 10.4;

(vii) Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(viii) loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 10.6;

(ix) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(x) Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(xi) advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(xii) guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xiii) Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(xiv) Investments in Hedge Agreements permitted by Section 10.1 and Section 10.10;

(xv) Investments consisting of Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 10.1, 10.3, 10.4 and 10.6 (other than 10.6(c));

(xvi) Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary; and

(xvii) Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.

10.6 Limitation on Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Borrower, now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a) the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 10.1) of the Borrower;

(b) the Borrower may (i) redeem, acquire, retire or repurchase shares of its Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased in any calendar year pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement does not exceed $50,000,000; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments does not exceed $25,000,000 in the aggregate;

(c) to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 10.5;

(d) to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 10.3;

(e) the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;

(f) the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any acquisition permitted hereby and (ii) so long as, immediately after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) if such payment is made while a Borrowing Base Trigger Period is in effect, no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(g) the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(h) if no Event of Default shall have occurred and be continuing or would result therefrom (A) the Borrower may declare and pay Restricted Payments in cash in respect of accrued but unpaid dividends owing on any preferred equity issued and outstanding on the Third Amendment Effective Date and (B) other than during an Interim Covenant Period, the Borrower may declare and pay other Restricted Payments in cash or other property so long as, after giving effect to the making of any such Restricted Payment, the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants;

(i) Restricted Subsidiaries may make Restricted Payments (A) to the Borrower or any other Restricted Subsidiary and (B) ratably to all holders of its outstanding Stock and Stock Equivalents; and

(j) the Borrower may make payments described in Sections 10.12(a), (c), (d), (e), (h) and (i) (subject to the conditions set out therein).

10.7 Limitations on Subordinated Debt Payments and Amendments.

(a) The Borrower will not, and will not permit any Restricted Subsidiary to, optionally prepay, repurchase or redeem or otherwise defease any Permitted Additional Debt comprised of senior subordinated or subordinated Indebtedness (it being understood that payments of regularly scheduled cash interest in respect of, and payment of principal on the scheduled maturity date of such Permitted Additional Debt shall be permitted); provided, however, that the Borrower or any Restricted Subsidiary may optionally prepay, repurchase, redeem or defease any such Permitted Additional Debt (i) with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging such Permitted Additional Debt to Stock (other than Disqualified Stock) of the Borrower, and (iii) so long as no Event of Default has occurred and is continuing or would result therefrom and the Borrower is in compliance on a Pro Forma Basis with the Financial Performance Covenants; and

(b) The Borrower will not amend or modify the documentation governing any senior subordinated or subordinated Permitted Additional Debt or the terms applicable thereto to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect or (ii) the documentation governing any senior subordinated or subordinated Permitted Additional Debt, as so amended or modified, would not be permitted to be included in the documentation governing any senior subordinated or subordinated Permitted Additional Debt that was issued at such time.

(c) During any Borrowing Base Trigger Period, the foregoing Sections 10.7(a) and (b) of this Agreement shall be replaced by the following:

“(a) The Borrower will not, and will not permit any Restricted Subsidiary to, optionally prepay, repurchase or redeem or otherwise defease any Junior Debt (it being understood that payments of regularly scheduled cash interest in respect of, and payment of principal on the scheduled maturity date of such other Indebtedness shall be permitted); provided, however, that the Borrower or any Restricted Subsidiary may optionally prepay, repurchase, redeem or defease any Junior Debt with maturities prior to the Maturity Date (or with maturities outside the Maturity Date, so long as an equal or greater amount of Junior Debt with maturities prior to the Maturity Date are prepaid, repurchased, redeemed or defeased concurrently therewith) (i) with the proceeds of any Permitted Refinancing Indebtedness, (ii) by converting or exchanging such Junior Debt to Stock (other than Disqualified Stock) of the Borrower, or (iii) so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom and the Borrower is in compliance on a Pro Forma Basis with the Existing Financial Covenants or, during an Interim Covenant Period, with the Interim Financial Covenants and (B) the liquidity of the Borrower and its Restricted Subsidiaries (including unrestricted cash and cash equivalents (including Permitted Investments) held in Deposit Accounts or Securities Accounts subject to perfected security interests for the benefit of the Secured Parties and the Available Commitment that is unused and available to be drawn (notwithstanding any limitation on funding under Section 2.4) is not less than $750,000,000 (after giving effect to such prepayment, repurchase, redemption or defeasance); and

(b) The Borrower will not amend or modify the documentation governing any Junior Debt or the terms applicable to any of the foregoing to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect (it being agreed that any amendment or modification of the terms with respect to any of the Existing Contingent Convertible Notes to change (1) the stated maturity thereof or any mandatory call date applicable thereto (so long as such stated maturity or mandatory call date is not sooner than the then-current Maturity Date), (2) the interest rate and/or dates of cash interest payments applicable thereto, and/or the relevant rate of exchange to Stock of the Borrower would not be adverse to the Lenders in any material respect) or (ii) the documentation governing any such Junior Debt, as so amended or modified, would not (A) be permitted to be included in the documentation governing any senior subordinated or subordinated Permitted Additional Debt or (B) permit such Indebtedness to be incurred pursuant to Section 10.1(s).”

10.8 Negative Pledge Agreements. The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of (a) secured Indebtedness otherwise permitted hereunder or (b) the Credit Parties’ Oil and Gas Properties to the extent that the property covered thereby is not required to be pledged as Collateral pursuant to the definition of “Collateral Requirements”) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements that (i)(x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 10.8) are listed on Schedule 10.8 and (y) to the extent Contractual Requirements permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such restriction in such Contractual Requirement, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower (or are binding on property at the time such property first becomes property of the Borrower or a Restricted Subsidiary), so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower (or such property becomes property of the Borrower or a Restricted Subsidiary), (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 10.1 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any Disposition permitted hereunder and are applicable solely to assets which are the subject of such Disposition, (v) are customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements (with a third party acting as a co-venturer) relating solely to such joint venture or property or otherwise arise in (A) agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements or (B) any production sharing contract or similar instrument on which a Lien cannot be granted without the consent of a third party and, in each case, other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary or in leases prohibiting Liens on retained property rights of the lessor in connection with operations of the lessee conducted on the leased property, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers or suppliers under contracts entered into in the ordinary course of business, (xii) are imposed by any Requirement of Law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement was contained in the document evidencing the Indebtedness being refinanced, (xiv) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations, (xv) relate to property, an interest in which has been granted or conveyed to a Royalty Trust, YieldCo or a master limited partnership or which is subject to a term net profits interest, and (xvi) are restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property)(clauses (i) through (xvi), collectively, “Permitted Restrictions”).

10.9 Limitation on Subsidiary Distributions. The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) Contractual Requirements in effect on the Closing Date that are described on Schedule 10.9 or pursuant to the Credit Documents;

(b) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(c) Requirement of Law or any applicable rule, regulation or order;

(d) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(e) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary;

(f) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 10.1 and 10.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(g) restrictions on cash or other deposits or net worth imposed by customers or suppliers under contracts entered into in the ordinary course of business;

(h) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to Section 10.1 and either (i) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by an Authorized Officer of the Borrower in good faith, than the provisions contained in this Agreement or (ii) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by an Authorized Officer of the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;

(i) customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(j) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(k) provisions contained in agreements which prohibit the transfer of all or substantially all of the assets of the obligor thereunder unless the transferee shall assume the obligations of the obligor under such agreement;

(l) Permitted Restrictions; and

(m) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (j) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

10.10 Hedge Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than (a) Hedge Agreements not for speculative purposes entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has or may have exposure (including with respect to commodity prices), (b) Hedge Agreements not for speculative purposes entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary and (c) other Hedge Agreements not for speculative purposes permitted under the risk management policies approved by the Borrower’s Board of Directors from time to time.

It is understood that for purposes of this Section 10.10, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted), (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole and (iii) any Hedge Agreement otherwise permitted by the Secured Hedge Facility.

10.11 Financial Performance Covenants. Commencing with the fiscal quarter ending December 31, 2014:

(a) Leverage Ratio. Other than during an Investment Grade Period or a Borrowing Base Trigger Period, the Borrower will not permit its Leverage Ratio to exceed 4.00:1.00.

(b) Net Debt to Capitalization Ratio. Other than during an Interim Covenant Period, the Borrower will not permit its Net Debt to Capitalization Ratio to be greater than 65% as of the last day of each fiscal quarter.

(c) Borrowing Base Trigger Period Covenants. During a Borrowing Base Trigger Period (other than during an Interim Covenant Period), beginning with the fiscal quarter ending September 30, 2015, the Borrower will not permit:

(i) its First Lien Secured Leverage Ratio to exceed (A) 3.50:1.00 for any Test Period ending on or before December 31, 2017 or (B) 3.00:1.00 for any Test Period ending thereafter; or

(ii) its Interest Coverage Ratio to be less than (A) 1.10:1.00 for any Test Period ending on or before March 31, 2017; (B) 1.15:1.00 for the Test Period ending June 30, 2017; (C) 1.20:1.00 for the Test Period ending September 30, 2017, or (D) 1.25:1.00 for any Test Period ending December 31, 2017 or thereafter.

(d) Interim Financial Covenants. During an Interim Covenant Period, the Borrower will not permit:

(i) its Interest Coverage Ratio to be less than (A) 0.65:1.00 for any Test Period ending on or before March 31, 2017; and (B) 0.70:1.00 for the Test Period ending June 30, 2017; or

(ii) the liquidity of the Borrower and its Restricted Subsidiaries (including unrestricted cash and cash equivalents (including Permitted Investments) held in Deposit Accounts or Securities Accounts subject to perfected security interests for the benefit of the Secured Parties and the Available Commitment that is unused and available to be drawn (notwithstanding any limitation on funding under Section 2.4) to be less than $500,000,000; provided that if, on the December Collateral Value Coverage Test Date, the Specified Collateral Coverage Ratio is less than 1.1:1.0, then the Borrower will not permit the liquidity of the Borrower and its Restricted Subsidiaries (including unrestricted cash and cash equivalents (including Permitted Investments) held in Deposit Accounts or Securities Accounts subject to perfected security interests for the benefit of the Secured Parties and the Available Commitment that is unused and available to be drawn), as of January 31, 2017 and thereafter, to be less than $750,000,000.

10.12 Transactions with Affiliates. The Borrower will not, and will not permit any of the Restricted Subsidiaries to conduct, any material transaction with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction), unless the terms of such transaction (taken as a whole) are substantially at least as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction (which includes, for the avoidance of doubt, any transaction consummated for Fair Market Value) with a Person that is not an Affiliate (or, if no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Borrower or the relevant Restricted Subsidiary as determined by an Authorized Officer of the Borrower in good faith); provided that the foregoing restrictions shall not apply to:

(a) the payment of Transaction Expenses,

(b) loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Article X,

(c) employment and severance arrangements and health, disability, retirement savings, employee benefit and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),

(d) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries,

(e) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 10.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect,

(f) Restricted Payments, redemptions, repurchases and other actions permitted under Section 10.6 or Section 10.7,

(g) any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the Board of Directors of the Borrower (or any direct or indirect parent thereof),

(h) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries,

(i) payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; provided that payments by Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities, and

(j) customary agreements and arrangements with Royalty Trusts, YieldCos, and master limited partnerships that comply with the affiliate transaction provisions of such Royalty Trust, YieldCo or master limited partnership agreement.

10.13 Change in Business. The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and its Restricted Subsidiaries on the date hereof and other business activities incidental or reasonably related thereto.

10.14 Use of Proceeds. The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loans, Swingline Loans or Letter of Credit in violation of the provisions of Regulation T, Regulation U or Regulation X of the Board.

EXHIBIT B

First-Out Collateral Trust Agreement Term Sheet

[Attached.]

Execution Version

FIRST-OUT COLLATERAL TRUST AGREEMENT TERM SHEET

Reference is made in this term sheet (this “Term Sheet”) to the Credit Agreement, dated as of December 15, 2014 (as amended, supplemented or otherwise modified from time to time, the “Revolver Credit Agreement”), among Chesapeake Energy Corporation (the “Borrower”), the lenders and letter of credit issuers party thereto from time to time (together with all Hedge Banks, the “Revolver Lenders”), MUFG Union Bank, N.A. as administrative agent for the Revolver Lenders (the “Revolver Agent”, together with the Revolver Lenders, the “Revolver Secured Parties”) and the other agents party thereto from time to time. Defined terms used but not defined in this Term Sheet have the meanings ascribed to such terms in the Revolver Credit Agreement.

Any agreements drafted to implement this Term Sheet shall constitute Credit Documents under the Revolver Credit Agreement.

This Term Sheet does not set forth all of the terms that would be included in definitive documents. No commitment or obligation shall arise or exist under or in connection with this Term Sheet or any negotiations, discussions, drafts or other communications pursuant to, or in connection with, this Term Sheet unless, until, and subject to, the execution and delivery by the relevant parties of written, definitive documents related to the matters set forth herein.

Common Collateral:	The obligations of the Borrower and the Guarantors (the “Loan Parties”) under the Revolver Credit Agreement, inclusive of all interest payments calculated irrespective of whether or not any Loan Party has filed an Insolvency Proceeding (such obligations, together with the Lender Hedging Obligations, the “Revolver Obligations”) and under a term loan agreement (such obligations, “Term Loan Obligations”) shall be secured by distinct but equal and ratable liens on the Collateral (the “Common Collateral”) granted or purported to be granted in favor of a collateral trustee (the “Collateral Trustee”) for the benefit of the Revolver Lenders and the term loan lenders (the “Term Loan Lenders”) and term loan agent (the “Term Loan Agent”, together with the Term Loan Lenders, the “Term Loan Secured Parties”).

The liens for the benefit of the Revolver Lenders shall be, at all times, first priority liens on the Common Collateral. The separate liens for the benefit of the Revolver Secured Parties and the Term Loan Secured Parties shall be equal and ratable liens on the Common Collateral to the extent that the liens in favor of the Terms Loan Secured Parties are (a) enforceable and perfected under applicable law, (b) not avoidable, in whole or in part, under applicable law, and (c) pursuant to that certain Intercreditor Agreement, dated as of December 23, 2015 between MUFG Union

Bank, N.A. as Priority Lien Agent, and Deutsche Bank Trust Company Americas, as Second Lien Collateral Trustee (in such capacity, the “Second Lien Collateral Trustee”) or otherwise under applicable law, entitled to priority over the liens granted in favor of the Second Lien Collateral Trustee under that certain Indenture, dated December 23, 2015, among Borrower, certain subsidiaries of Borrower, and Deutsche Bank Trust Company Americas, as trustee and collateral trustee.

The Revolver Agent shall assign its existing liens on the Common Collateral to the Collateral Trustee.

The Collateral Trust Agreement (as defined below) shall provide that there shall be no liens granted to secure the Term Loan Obligations if such assets are not Common Collateral pledged for the benefit of both the Term Loan Secured Parties and the Revolver Secured Parties.

Term Loan Obligations:	The terms, conditions and covenants of the Term Loan Obligations shall not be, taken as a whole, more restrictive than those set forth in the Revolver Credit Agreement and shall be governed under a separate credit agreement from the Revolver Credit Agreement (the “Term Loan Credit Agreement”). The tenor, interest rate and mandatory prepayment provisions shall not be in contravention of the applicable restrictions under the Revolver Credit Agreement, if any, and the aggregate principal amount of the Term Loan Obligations (including accrued interest, original issue discount or any fees or other amounts added to principal) shall not exceed the amount permitted under the Revolver Credit Agreement.

Collateral Trust Agreement:	The respective rights and priorities of the Revolver Secured Parties and Term Loan Secured Parties with respect to payments, the Common Collateral, enforcement of remedies, bankruptcy issues and other customary subordination and intercreditor provisions shall be set forth in an agreement having terms and conditions satisfactory to the Revolver Agent (the “Collateral Trust Agreement”), including without limitation the terms contained in this Term Sheet.

The Collateral Trustee, the Revolver Agent, the Term Loan Agent, the Borrower and the Guarantors shall each be party to the Collateral Trust Agreement.

65

Enforcement of Rights and Remedies:	Until such time as (a) all Revolver Obligations (other than contingent indemnity obligations as to which no claim has been asserted when all other amounts have been paid) have been indefeasibly paid in full in cash (including payment of all post-petition interest at the default rate whether or not such claims are allowed in an insolvency proceeding), (b) all issued and undrawn letters of credit under the Revolver Credit Agreement are [103]% cash collateralized pursuant to arrangements satisfactory to the issuer(s) thereof or acceptable back to back letters of credit acceptable to the issuers are posted for their benefit, (c) all Commitments have been terminated and (d) the Revolver Agent has delivered written notice to the Collateral Trustee stating that the events in clauses (a), (b) and (c) have occurred (collectively, the “Discharge of Revolver Obligations”), the enforcement of all rights and remedies with respect to the Common Collateral, whether or not an insolvency proceeding has occurred, shall be exercised exclusively by the Collateral Trustee at the direction of the Revolver Agent, and the Term Loan Secured Parties shall (i) have no right to exercise any rights and remedies with respect to the Common Collateral against any Loan Party (including exercising any rights of set-off), to foreclose upon, or recover in connection with the Common Collateral, or otherwise seek or exercise any enforcement rights or remedies against any Common Collateral and (ii) be deemed to have consented to any release of the Common Collateral authorized under the Revolver Credit Agreement. Notwithstanding the provisions of the previous sentence, after the passage of a period of 180 days following delivery to the Collateral Trustee and Revolver Agent of written notice of acceleration of the Term Loan Obligations (subject to tolling if the Collateral Agent or Revolving Lenders are prohibited from commencing or proceeding with enforcement proceedings), the Term Loan Lenders may instruct the Collateral Trustee to pursue enforcement remedies with respect to the Common Collateral (unless the Collateral Trustee, at the instruction of the Revolving Lenders, have commenced and are diligently pursuing enforcement with respect to the Common Collateral).

Until the Discharge of Revolver Obligations, the Term Loan Secured Parties shall not (a) take any action or cause to be taken any action to give any Term Loan Secured

66

Parties any preference or priority relative to the Revolver Obligations and (b) contest, interfere or delay any exercise of rights and remedies by the Revolver Secured Parties or by the Collateral Trustee on their behalf.

Payment Priority:	Until the Discharge of Revolver Obligations, the Term Loan Secured Parties shall be subordinated in right of payment to the Revolver Secured Parties with respect to (x) any proceeds from or on account of Common Collateral (including any interest earned thereon) or (y) any economic value (whether in the form of cash, securities or otherwise) received or distributed that is associated with the Common Collateral (including value received or distributed as a result of its status as a creditor in bankruptcy being a secured creditor with liens on the Common Collateral), including but not limited to proceeds or value resulting from the sale, collection or other disposition of the Common Collateral in connection with any enforcement action or exercise of rights and remedies with respect to the Common Collateral, whether or not pursuant to an insolvency proceeding, and the Term Loan Secured Parties shall not receive or retain any payments, distributions or other amounts on account thereof, whether such payments, distributions or other amounts are distributed or made in connection with or pursuant to a plan of reorganization or liquidation, sale pursuant to section 363 of the Bankruptcy Code, foreclosure or otherwise.

If any Term Loan Secured Party receives any payments, distributions or other amounts in violation of the Collateral Trust Agreement, then the applicable Term Loan Secured Party shall hold such amounts in trust for the benefit of the Revolver Secured Parties and shall promptly turn over such amounts to the Revolver Agent or the Collateral Trustee for the benefit of the Revolver Lenders.

Amendments to Term Loan:	The Term Loan Secured Parties may not amend or modify the Term Loan Credit Agreement or any ancillary loan documents except with the consent of the Revolver Agent if such amendment or modification would (i) adversely affect the payment priority rights of the Revolver Secured Parties or the rights of the Revolver Secured Parties to receive payments owing pursuant to the Revolver Credit Agreement, (ii) modify any existing rights or confer any additional rights on the Term Loan Agent or any other Term Loan Secured Party in a manner adverse to the Revolver Secured Parties (including (A) by increasing

67

interest rates or yields by more than 3% per annum or (B) by adding mandatory prepayments or shortening the maturity, in each case in contravention of the Revolver Credit Agreement), or (iii) contravene the provisions of the Collateral Trust Agreement or the Revolver Credit Agreement (including such that the Term Loan Obligations would no longer qualify as permitted indebtedness under Section 10.1(s) of the Revolver Credit Agreement). The Term Loan Lenders agree to amend the Term Loan Credit Agreement and any ancillary loan documents as directed by the Revolver Agent, provided such amendments shall only amend the Term Loan Credit Agreement and such ancillary loan documents to correspond to any revisions made to the Revolver Credit Agreement or corresponding loan documents relating to the Common Collateral; provided however, that any amendment or modification that customarily requires the consent of all affected Term Loan Lenders shall require the consent of all affected Term Loan Lenders.

Bankruptcy Related Provisions:	DIP Financing and Use of Cash Collateral. If any Loan Party becomes subject to an insolvency proceeding, and if the Revolver Secured Parties desire to permit (or not object to) the use of cash collateral or to permit (or not object to) any Loan Party to obtain DIP financing, then the Term Loan Secured Parties (a) will be deemed to have consented to and will not object to such use of cash collateral or DIP financing or support any other party objecting to use of cash collateral or DIP financing and (b) will be deemed to have subordinated the Term Loan Obligations and any adequate protection liens to (i) such DIP financing on the same terms as the Revolver Secured Parties may agree to subordinate the Revolver Obligations to such DIP financing, (ii) any adequate protection provided to the Revolver Secured Parties and (iii) any “carve-out”.

If any Loan Party shall become subject to an insolvency proceeding, no Term Loan Lenders shall provide or direct the Term Loan Agent to provide or consent to any DIP financing or cash collateral use without the written consent of the Revolver Agent.

Adequate Protection. The Term Loan Secured Parties may not prosecute in any insolvency proceeding any motion for adequate protection based upon their interest in the Common Collateral (including for the payment of any post-

68

petition interest), nor contest (i) any request by the Revolver Secured Parties for adequate protection (including for the payment of post-petition interest on the Revolver Obligations) or (ii) any objection by the Revolver Secured Parties to any motion, relief, action or proceeding based on the Revolver Secured Parties claiming a lack of adequate protection; provided the Term Loan Secured parties may seek and receive (1) a replacement Lien on the Common Collateral to secure the Term Loan Lenders with the same priority as existed prior to the commencement of the insolvency proceeding under the Bankruptcy Code; and (2) adequate protection for the Term Loan Obligations in the form of additional liens on and superpriority claims to post-petition assets to the same extent granted to the Revolver Agent to secure the Revolver Obligations with the same priority as existed prior to the commencement of the insolvency proceeding.

The Term Loan Secured Parties shall turn over to the Revolver Agent, for the benefit of the Revolver Lenders, any post-petition interest paid to the Term Loan Secured Parties, which payments shall be applied to repayment of the Revolver Obligations until the Discharge of Revolver Obligations (including the payment of all post-petition interest on the Revolver Obligations, regardless whether the Revolver Secured Parties have allowed claims for post-petition interest in any insolvency proceeding).

Section 363 Asset Sales. The Term Loan Secured Parties will not object to or contest, a sale or other disposition of any Common Collateral under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code unless the Revolver Secured Parties shall have opposed or objected to such sale or disposition; provided that the liens of the Revolver Secured Parties and the Term Loan Secured Parties shall attach to the proceeds of the sale subject to the priorities set forth in the Collateral Trust Agreement or the proceeds shall be applied to repay the Revolver Obligations. To the extent required by any Court in an insolvency proceeding, the Term Loan Lenders shall consent or direct the Term Loan Agent to consent to, a sale or other disposition of any Common Collateral under Section 363 of the Bankruptcy Code or any other provision of the Bankruptcy Code if the Revolver Secured Parties shall have consented to such sale or disposition, provided that the liens of the Revolver Secured Parties and the Term Loan Secured Parties shall attach to the proceeds of the sale subject to the priorities set forth in the Collateral Trust Agreement or the proceeds shall be applied to repay the Revolver Obligations.

69

Credit Bidding. The Term Loan Lenders may credit bid, or instruct the Term Loan Agent to credit bid the Term Loan Obligations in accordance with section 363(k) of the Bankruptcy Code or any other applicable law, only if the Revolver Loan Obligations are discharged in full in cash in conjunction with any such credit bid, or if the Revolver Agent consents in writing.

The Term Loan Secured Parties agree not to object to any credit bid of the Revolver Loan Obligations in accordance with section 363(k) and other applicable law.

Automatic Stay. Each Term Loan Secured Party agrees not to (a) seek (or support or consent to any other person seeking) relief from the automatic stay or any other stay in respect of the Common Collateral in any insolvency proceeding, without the prior written consent of the Revolver Agent or (b) oppose any request by any Revolver Secured Party to seek relief from the automatic stay in respect of the Common Collateral in any insolvency proceeding.

Rights as Unsecured Creditors. The Term Loan Secured Parties may exercise their rights as unsecured creditors in any insolvency proceeding to the extent such exercise is not inconsistent with, or in contravention of, the terms of the Collateral Trust Agreement.

In the event that any Term Loan Secured Party becomes a judgment lien creditor or execution creditor as a result of its enforcement of its rights as an unsecured creditor, such judgment lien or execution shall be subject to the terms of the Collateral Trust Agreement for all purposes to the same extent as all other liens securing the Term Loan Obligations are subject to the terms of the Collateral Trust Agreement.

Agreement as to Section 510(a) of the Bankruptcy Code and UCC-9-339. The Collateral Trustee, the Revolver Agent, the Term Loan Agent, the Borrower and the Guarantors shall irrevocably agree that they intend for the Collateral Trust Agreement to constitute a “subordination agreement” within the meaning of New York law, and UCC-9-339, Section 510(a) of the Bankruptcy Code and

70

any other applicable law, that they shall not object to any motion or other pleading in an insolvency proceeding on the grounds that the Collateral Trust Agreement and all of its provisions are not a subordination agreement and that the terms hereof will survive, and will continue in full force and effect and be binding upon each of the parties thereto, in any insolvency proceeding.

Plans of Reorganization. The Collateral Trust Agreement shall provide that because of, among other things, their fundamentally differing rights in the Common Collateral, the Revolver Obligations and the Term Loan Obligations are fundamentally different from each other and the parties intend for the obligations to be separately classified in any plan of reorganization proposed or adopted in an insolvency proceeding (a “Plan”); provided however that only the Revolver Agent may consent to classifying the Revolver Secured Parties and the Term Loan Secured Parties as a single class. If it is held that the claims of the Revolver Secured Parties and the Term Loan Secured Parties in respect of the Common Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Term Loan Secured Parties shall agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Common Collateral. The Term Loan Secured Parties shall agree to turn over to the Revolver Agent, for the benefit of the Revolver Lenders, amounts otherwise received or receivable by them to the extent necessary to effectuate the priorities set forth in the Collateral Trust Agreement, even if such turnover has the effect of reducing the claim or recovery of the Term Loan Secured Parties.

.	Each Term Loan Secured Party agrees that it shall not object or direct the Term Loan Agent to object to a Plan on the grounds that the Revolving Lenders and the Term Loan Lenders are classified separately under any such Plan, and it is the Term Loan Lenders’ intent that the parties be classified separately in any such Plan. Each Term Loan Secured Party agrees that it will not support or vote to accept a Plan unless such Plan (i) is accepted by the holders of Revolving Obligations in accordance with Section 1126(c) of the Bankruptcy Code, (ii) provides for Discharge of Revolver Obligations or (iii) provides for the retention of the liens on the Common Collateral by the Revolver Secured Parties and the Term Loan Secured Parties with the same priorities and rights as set forth in the Collateral Trust Agreement.

71

The Revolver Agent may direct any election under section 1111(b) of the Bankruptcy Code with respect to such class.

Avoidance Issues. If any Revolver Secured Party is required in any insolvency proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, then the Revolver Obligations shall be reinstated to the extent of such avoidance and deemed to be outstanding as if such payment had not occurred. The Term Loan Secured Parties agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to the Revolver Obligations or Common Collateral, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in the Collateral Trust Agreement.

Standing. Subject only to the terms of this section of the Term Sheet, the parties to the Collateral Trust Agreement shall agree that, in connection with any insolvency proceeding, only the Revolver Agent, or the Collateral Trustee acting at the direction of the Revolver Secured Parties, may consent to, object to, or take any other action with respect to any sale or other disposition of the Common Collateral under section 363 of the Bankruptcy Code, any credit bidding in such sale under section 363(k) of the Bankruptcy Code, any DIP financing under section 364 of the Bankruptcy Code or cash collateral use, any provision of adequate protection or any confirmation of a plan of reorganization or liquidation under chapter 11 of the Bankruptcy Code, provided that such action may not contravene the terms of the Collateral Trust Agreement, and the Term Loan Secured Parties shall not be permitted to take such action, except with the written consent of the Revolver Agent.

Additional Term Loan Obligations:	The Collateral Trust Agreement shall provide for the possibility of future term loan credit agreements and term loan lenders with the same rights, obligations and priorities with respect to the Revolver Obligations as the Term Loan Credit Agreement and the Term Loan Lenders, but with

72

rights, obligations and priorities with respect to the Term Loan Credit Agreement, the Term Loan Lenders and any other term loan lenders subject to the Collateral Trust Agreement to be determined and agreed between the Loan Parties, the Term Loan Lenders and such other term loan lenders, subject in all respects to the terms of the Revolver Credit Agreement.

Waiver:	The Term Loan Secured Parties shall waive any all claims, liabilities, litigation rights or obligations they may have against the Revolver Secured Parties with respect to this Term Sheet, the Collateral Trust Agreement and the transaction contemplated hereunder.

Governing Law:	New York.

Amendments and Waivers:	The Collateral Trust Agreement may be amended or waived only by an instrument in writing executed jointly by Revolver Agent, the Term Loan Agent and the Borrower and may be supplemented only by documents delivered or to be delivered in accordance with the express terms hereof.

73